  Exhibit 99.1

                                        Global Public Affairs & Communications
                                        P.O. Box 1734, Atlanta, Georgia 30301
                                        Telephone (404) 676-2683

FOR IMMEDIATE RELEASE                                                                CONTACT:                                           Kenth Kaerhoeg
+1 (404) 676-2683
pressinquiries@na.ko.com

CATHLEEN P. BLACK TO RESIGN FROM THE COCA-COLA COMPANY
BOARD OF DIRECTORS

ATLANTA, Nov. 15, 2010 -- The Coca-Cola Company said today that Director Cathleen P. Black, who was recently named Chancellor of the New York City Department of Education, has informed the Company that she will resign from the Company's Board of Directors, effective Dec. 31, 2010.  As a result of her new appointment, Ms. Black is resigning from her corporate board positions at The Coca-Cola Company and International Business Machines Corporation.

Ms. Black commented, "It is with much regret that I make this decision, which I believe is appropriate as I take on my new role as Chancellor of the New York City Schools.  For nearly 20 years, I’ve had the great privilege to serve on the Board and be part of The Coca-Cola Company.  Under Muhtar Kent’s leadership, the Company has a very clear long-term growth strategy and an exciting future ahead of it.  I wish Muhtar, his excellent leadership team and the thousands of dedicated Coca-Cola employees worldwide all the best as they build even greater success."

Muhtar Kent, Chairman and Chief Executive Officer said, "On behalf of everyone at Coca-Cola, I want to thank Cathie for her many invaluable years of service as a Director.  She has always been a thoughtful and wise voice on our Board and we will miss her counsel and perspectives.  This is a very exciting opportunity for Cathie to make a difference in the lives of the children of New York City, and we wish her every success in her new role."

Ms. Black served as Director of The Coca-Cola Company from April 1990 to May 1991, and was again elected as Director in 1993.

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is the world's largest beverage company, refreshing consumers with more than 500 sparkling and still brands. Along with Coca-Cola, recognized as the world's most valuable brand, the Company's portfolio includes 12 other billion dollar brands, including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply and Georgia. Globally, we are the No. 1 provider of sparkling beverages, juices and juice drinks and ready-to-drink teas and coffees. Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate of 1.6 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that protect the environment, conserve resources and enhance the economic development of the communities where we operate. For more information about our Company, please visit our website at www.thecoca-colacompany.com.

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